Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 21, 2011 relating to the financial statements and financial statement schedule of ValueVision Media, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended January 29, 2011, and incorporated by reference in the Prospectus included in Registration Statement No. 333-168312, as amended.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 30, 2011